Consent of Independent Petroleum Engineers

     We hereby consent to the incorporation by reference of the Range Resources Corporation Annual Report on Form 10-K/A for the year ended December 31, 2003, which uses the name Degolyer and MacNaughton, refers to Degolyer and MacNaughton, and incorporates information from our “Appraisal Report as of December 31, 2003 of Certain Interests Owned by Range Resources Corporation” under the heading “Item 2. Properties — Proved Reserves,” into the Registration Statements on Forms S-4/A (No. 333-78231 and 333-108516) and on Forms S-8 (No. 333-116320; 333-63764; 333-40380; 333-30534; 333-88657; 333-69905; 333-62439; 333-44821; 333-10719; and 333-105895) and in the related prospectuses (collectively, the “Registration Statements”); provided, however, that we were necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants. We further consent to the use of our name in the “Experts” section of the Registration Statements.

/s/ Degolyer and MacNaughton

Dallas, Texas

June 10, 2004